Exhibit 99.1

Crestwood Gas Services GP LLC

Consolidated Financial Statements

As of December 31, 2012 and 2011 and

For the Three Years Ended December 31, 2012

CRESTWOOD GAS SERVICES GP LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Crestwood Gas Services GP LLC

We have audited the accompanying consolidated balance sheets of Crestwood Gas Services GP LLC and subsidiaries (the “General Partnership”) as of December 31, 2012 and 2011, and the related consolidated statements of income, cash flows, and changes in equity for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the General Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The General Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the General Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Crestwood Gas Services GP LLC and subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements give effect to the acquisition of Crestwood Marcellus Midstream LLC by the General Partnership on January 8, 2013, which has been accounted for at historical cost as a reorganization of entities under common control as described in Note 1 to the consolidated financial statements.

/s/ DELOITTE & TOUCHE LLP

Houston, TX

July 23, 2013

CRESTWOOD GAS SERVICES GP LLC

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	Successor			Predecessor
	Year Ended December 31, 2012	Year Ended December 31, 2011	Period from October 1, 2010 to December 31, 2010	Period from January 1, 2010 to September 30, 2010
Operating revenues
Gathering revenues	$74,922	$28,528	$1,584	$4,165
Gathering revenues—related party	88,091	102,427	22,181	55,464
Processing revenues	8,481	2,714	561	2,045
Processing revenues—related party	25,652	28,798	6,965	20,625
Product sales	42,317	43,353	—	—

Total operating revenues	239,463	205,820	31,291	82,299
Operating expenses
Product purchases	23,853	38,787	—	—
Product purchases—related party	15,152	—	—	—
Operations and maintenance	43,108	36,303	3,896	21,806
General and administrative	29,582	24,153	11,372	6,285
Depreciation, amortization and accretion	73,174	53,901	10,209	16,696

Total operating expenses	184,869	153,144	25,477	44,787
Other operating income
Gain on contingent consideration	6,833	17,237	—	—
Gain from exchange of property, plant and equipment	—	1,106	—	—

	6,833	18,343	—	—
Operating income	61,427	71,019	5,814	37,512
Interest and debt expense	(35,765)	(27,617)	(4,742)	(8,808)

Income before income taxes	25,662	43,402	1,072	28,704
Income tax expense (benefit)	1,206	1,251	(721)	171

Net income	24,456	42,151	1,793	28,533
Net income attributable to noncontrolling interests	9,564	34,422	1,112	26,756

Net income attributable to Crestwood Gas Services GP LLC	$14,892	$7,729	$681	$1,777

See accompanying notes.

CRESTWOOD GAS SERVICES GP LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	Successor
	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$112	$798
Accounts receivable—related party	23,755	27,312
Accounts receivable	21,636	11,926
Insurance receivable	2,920	—
Prepaid expenses and other assets	1,941	4,585

Total current assets	50,364	44,621
Property, plant and equipment, net of accumulated depreciation of $94,989 in 2012 and $46,620 in 2011	1,102,428	916,825
Intangible assets, net of accumulated amortization of $40,284 in 2012 and $16,844 in 2011	772,730	412,176
Goodwill	352,188	348,135
Deferred financing costs, net	22,528	16,699
Other assets	1,321	790

Total assets	$2,301,559	$1,739,246

LIABILITIES AND EQUITY
Current liabilities
Accrued additions to property, plant and equipment	$9,213	$7,500
Capital leases	3,862	2,693
Deferred revenue	2,634	—
Commitments and contingent liabilities	—	41,097
Accounts payable—related party	3,088	1,308
Accounts payable, accrued expenses and other liabilities	29,718	31,793

Total current liabilities	48,515	84,391
Long-term debt	685,161	512,500
Long-term capital leases	3,161	3,929
Asset retirement obligations	14,024	11,545
Commitments and contingent liabilities	—	6,833
Equity
Member’s equity	31,684	22,049
Noncontrolling interests	1,519,014	1,097,999

Total equity	1,550,698	1,120,048

Total liabilities and equity	$2,301,559	$1,739,246

See accompanying notes.

CRESTWOOD GAS SERVICES GP LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor			Predecessor
	Year Ended December 31, 2012	Year Ended December 31, 2011	Period from October 31, 2010 to December 31, 2010	Period from January 1, 2010 to September 30, 2010
Cash flows from operating activities
Net income	$24,456	$42,151	$1,793	$28,533
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	73,174	53,901	10,209	16,696
Deferred income taxes	—	—	(939)	171
Equity-based compensation	1,877	916	3,521	2,001
Gain on contingent consideration	(6,833)	(17,237)	—	—
Gain from exchange of property, plant and equipment	—	(1,106)	—	—
Other non-cash income items	5,234	3,473	1,638	3,323
Changes in assets and liabilities:
Accounts receivable—related party	3,557	(4,309)	(14,886)	(8,117)
Accounts receivable	(7,076)	(7,348)	350	(620)
Insurance receivable	(1,251)	—	—	—
Prepaid expenses and other assets	2,113	249	20	(923)
Accounts payable—related party	1,780	(2,959)	4,630	—
Accounts payable, accrued expenses and other liabilities	5,034	18,600	(3,206)	3,809

Net cash provided by operating activities	102,065	86,331	3,130	44,873

Cash flows from investing activities
Acquisitions, net of cash acquired	(563,965)	(414,073)	—	—
Capital expenditures	(52,572)	(48,405)	(16,599)	(52,470)
Proceeds from exchange of property, plant and equipment	—	5,943	—	—
Proceeds from sale of property, plant and equipment	20	—	—	—
Distributions to Quicksilver for Alliance assets	—	—	—	(80,276)

Net cash used in investing activities	(616,517)	(456,535)	(16,599)	(132,746)

Cash flows from financing activities
Proceeds from issuance of senior notes	151,500	200,000	—	—
Proceeds from credit facilities	555,200	215,200	283,504	143,200
Repayments of credit facilities	(534,000)	(186,204)	(238,500)	(30,100)
Payment of Tristate Acquisition deferred payment	(7,839)	—	—	—
Payments on capital leases	(2,993)	(1,966)	—	—
Deferred financing costs paid	(11,322)	(6,982)	(13,568)	—
Proceeds from issuance of Class C units, net	—	152,671	—	—
Proceeds from issuance of noncontrolling interests, net	217,483	53,550	—	11,054
Contributions from member	5,930	8,741	—	—
Contributions from noncontrolling interests	243,750	—	—	—
Distributions to member	(13,858)	(5,868)	(776)	(1,624)
Distributions to noncontrolling interests	(89,679)	(58,143)	(13,097)	(34,202)
Taxes paid for equity-based compensation vesting	(406)	—	(4,149)	(1,144)

Net cash provided by financing activities	513,766	370,999	13,414	87,184

Change in cash and cash equivalents	(686)	795	(55)	(689)
Cash and cash equivalents at beginning of period	798	3	58	747

Cash and cash equivalents at end of period	$112	$798	$3	$58

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$27,885	$20,281	$3,105	$5,485

See accompanying notes.

CRESTWOOD GAS SERVICES GP LLC

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands)

	Member’s Equity	Noncontrolling Interests	Total
Predecessor
Balance at December 31, 2009	$559	$284,279	$284,838
Issuance of noncontrolling interests, net of offering costs	—	11,054	11,054
Net income	1,777	26,756	28,533
Equity-based compensation	—	2,001	2,001
Taxes paid for equity-based compensation vesting	—	(1,144)	(1,144)
Distributions	(1,624)	(114,478)	(116,102)
Balance at September 30, 2010	$712	$208,468	$209,180

Successor
Balance at October 1, 2010	$10,789	$870,213	$881,002
Conversion of subordinated note payable	—	57,736	57,736
Net income	681	1,112	1,793
Equity-based compensation	—	3,521	3,521
Taxes paid for equity-based compensation vesting	—	(4,149)	(4,149)
Distributions	(776)	(13,097)	(13,873)

Balance at December 31, 2010	10,694	915,336	926,030
Issuance of noncontrolling interests, net of offering costs	—	206,221	206,221
Contributions	8,741	—	8,741
Net income	7,729	34,422	42,151
Equity-based compensation	—	916	916
Issuance of Class C units to Crestwood Gas Services	753	(753)	—
Distributions	(5,868)	(58,143)	(64,011)

Balance at December 31, 2011	22,049	1,097,999	1,120,048
Issuance of noncontrolling interests, net of offering costs	—	217,483	217,483
Contributions	6,546	284,231	290,777
Net income	14,892	9,564	24,456
Equity-based compensation	—	1,877	1,877
Taxes paid for equity-based compensation vesting	—	(406)	(406)
Issuance of Class C units to Crestwood Gas Services	2,055	(2,055)	—
Distributions	(13,858)	(89,679)	(103,537)

Balance at December 31, 2012	$31,684	$1,519,014	$1,550,698

See accompanying notes.

CRESTWOOD GAS SERVICES GP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Crestwood Gas Services GP LLC (Crestwood Gas Services) is a Delaware limited liability company formed on January 31, 2007. Crestwood Gas Services is the general partner of Crestwood Midstream Partners LP, a publicly traded Delaware limited partnership formed for the purpose of acquiring and operating midstream assets. We are owned by Crestwood Holding Partners LLC and its affiliates (Crestwood Holdings). In this report, unless the context requires otherwise, references to “we,” us” or “our” are intended to mean the business and operations of Crestwood Gas Services and its consolidated subsidiaries.

On October 1, 2010, Quicksilver Resources Inc. (Quicksilver) sold all of its ownership interests in us to Crestwood Holdings (Crestwood Transaction), the terms of which included:

•	Crestwood Holdings’ purchase of a 100% interest in us;

•	Crestwood Holdings’ purchase of 5,696,752 common units and 11,513,625 subordinated units;

•

Crestwood Holdings’ purchase of a $58 million subordinated promissory note (Subordinated Note) payable by Crestwood Midstream Partners LP (CMLP), our consolidated subsidiary, which had a carrying value of approximately $58 million at closing; and

•

$701 million in cash paid to Quicksilver and conditional consideration in the form of potential additional cash payments in 2012 and 2013 of up to $72 million in the aggregate, depending upon achievement of certain defined average volume targets above an agreed threshold for 2011 and 2012, respectively.

On October 4, 2010, our name changed from Quicksilver Gas Services GP LLC to Crestwood Gas Services GP LLC.

On October 18, 2010, subsequent to the closing of the Crestwood Transaction, our conflicts committee unanimously approved the conversion of CMLP’s Subordinated Note payable into 2,333,712 CMLP common units in exchange for the outstanding balance of the Subordinated Note. In addition, on November 12, 2010, the subordination period ended resulting in the conversion of 11,513,625 subordinated units to CMLP common units on a one for one basis.

On February 23, 2012, CMLP and Crestwood Holdings formed the Crestwood Marcellus Midstream LLC (CMM) joint venture. CMLP contributed approximately $131 million for a 35% membership interest and Crestwood Holdings contributed approximately $244 million for a 65% membership interest. CMLP utilized available capacity under its credit facility to fund the contribution to CMM. In conjunction with the formation of CMM, CMLP and Crestwood Holdings entered into a limited liability company agreement and an operating agreement governing CMM.

On January 8, 2013, CMLP acquired Crestwood Holdings’ 65% membership interest in CMM for approximately $258 million, which was funded through $129 million of borrowings under our CMLP credit facility, the issuance of 6,190,469 Class D units, representing limited partner interests in CMLP to Crestwood Holdings, and the issuance of 133,060 general partner units to Crestwood Gas Services. As a result of the acquisition of the additional membership interest, we have the ability to control CMM’s operating and financial decisions and policies. We accounted for this transaction as a reorganization of entities under common control and accordingly, we have consolidated CMM’s results in our historical financial statements as of and for the year ended December 31, 2012 to reflect the change in reporting entity.

Description of Business

We are primarily engaged in the gathering, processing, treating, compression, transportation and sales of natural gas and the delivery of natural gas liquids (NGLs) produced in the geological formations of the Barnett Shale in north Texas, the Fayetteville Shale in northwestern Arkansas, the Granite Wash in the Texas Panhandle, the Avalon Shale/Bone Spring in southeastern New Mexico, the Marcellus Shale in Northern West Virginia and the Haynesville/Bossier Shale in western Louisiana. Approximately 98% of our gross margin, which we define as total revenue less product purchases, is derived from fee-based service contracts, which minimizes our commodity price exposure and provides us with less volatile operating performance and cash flows. We operate five systems located in basins that include NGL rich gas shale plays: (i) the Cowtown System; (ii) the Granite Wash System; (iii) the Las Animas Systems; and (iv) two systems in the Marcellus Shale.

Barnett:

Cowtown System. Located principally in Hood, Somervell and Johnson Counties, Texas in the southern portion of the Fort Worth Basin, the Cowtown System includes:

•	the Cowtown pipeline, which consists of NGL rich gas gathering systems that gather natural gas produced by our customers and delivers it to the Cowtown or Corvette plants for processing;

•

the Cowtown plant, which consists of two natural gas processing units that extract NGLs from the natural gas stream and deliver customers’ residue gas and extracted NGLs to unaffiliated pipelines for sale downstream; and

•	the Corvette plant, which extracts NGLs from the natural gas stream and delivers customers’ residue gas and extracted NGLs to unaffiliated pipelines for sale downstream.

Residue gas from the Cowtown and Corvette plants is delivered to Atmos Energy Corporation, Enterprise Texas Pipeline LLC and/or Energy Transfer Partners, LP (Energy Transfer). Extracted NGLs from the Cowtown and Corvette plants are delivered to West Texas Pipeline, LP and Lone Star NGL LLC for delivery to Mont Belvieu, Texas. For the year ended December 31, 2012, the Cowtown and Corvette plants had a total average throughput of 132 million cubic feet per day (MMcf/d) of natural gas with an average NGL recovery of 17,098 barrels per day.

The West Johnson County System was operational from the date we acquired the plant (August 24, 2012) to the date we electively ceased operating the plant (December 1, 2012). We are currently evaluating other potential uses for the West Johnson County plant, which has a processing capacity of 100 MMcf/d of natural gas.

Lake Arlington System. Located in eastern Tarrant County, Texas, the Lake Arlington System consists of a gas gathering system and related compression facility. This system gathers natural gas produced by our customers and delivers it to Energy Transfer.

Alliance System. Located in northern Tarrant and southern Denton Counties, Texas, the Alliance System consists of a gas gathering system and a related dehydration, compression and amine treating facility. This system gathers natural gas produced by our customers and delivers it to Energy Transfer and Crosstex Partners, LP.

Fayetteville:

Twin Groves / Prairie Creek / Woolly Hollow Systems. Located in Conway and Faulkner Counties, Arkansas, the Twin Groves/Prairie Creek/Woolly Hollow Systems consist of three gas gathering, compression, dehydration and treating facilities. These systems gather natural gas produced by BHP Billiton Petroleum (BHP), British Petroleum, Plc. and XTO Energy, a subsidiary of ExxonMobil Corporation (XTO Energy) and delivers to Texas Gas Transmission, LLC, Ozark Gas Transmission, L.L.C. and Fayetteville Express Pipeline LLC.

Wilson Creek System. Located in Van Buren County, Arkansas, the Wilson Creek System consists of a gas gathering system and a related compression facility. This system gathers natural gas produced by independent producers and delivers to Ozark Gas Transmission, L.L.C.

Rose Bud System. Located in White County, Arkansas, the Rose Bud System consists of a gas gathering system and a related compression facility. This system gathers natural gas produced by XTO Energy and delivers to Ozark Gas Transmission, L.L.C.

Granite Wash:

Granite Wash System. Located in Roberts County, Texas, the Granite Wash System consists of:

•	the Indian Creek rich gas gathering system and related compression facility; and

•	the Indian Creek processing plant, which consists of a gas processing unit that extracts NGLs from the natural gas stream.

The residue gas and extracted NGLs are delivered to unaffiliated downstream pipelines for sale. This system gathers rich natural gas produced by Chesapeake Energy Corporation (Chesapeake), Linn Energy, LLC and Sabine Oil and Gas LLC (Sabine) and interconnects with Mid-America Pipeline, a subsidiary of Enterprise Products Partners, L.P. for ultimate delivery of NGLs to Mont Belvieu, Texas, which historically has received premium pricing compared to the Conway NGL market. The residue gas is delivered to ANR Pipeline Company and Northern Natural Gas Pipeline to provide access to the Mid-Continent gas markets.

Marcellus:

Marcellus Systems. Located in Harrison and Doddridge Counties, West Virginia, the Marcellus Systems consist of low pressure gas gathering systems and compression and dehydration facilities. The Marcellus Systems interconnect with various interstate pipeline systems including Columbia, Dominion and Equitrans. The Marcellus Systems deliver high NGL content natural gas to MarkWest Energy Partners’ Sherwood Gas Processing Plant.

Other:

Las Animas Systems. Located in Eddy County, New Mexico, the Las Animas assets consist of three gas gathering systems located in the Morrow/Atoka reservoir and the Avalon Shale rich gas trend in the Permian Basin. The Las Animas Systems include approximately 55,000 acres of dedication from Bass Oil Production Company through 2017. We believe our assets will be well positioned to benefit from future drilling in the NGL rich Avalon Shale formation.

Sabine System. Located in Sabine Parish, Louisiana, the Sabine assets consist of high-pressure gas gathering pipelines. The system provides gathering and treating services for production from Chesapeake, Comstock Resources, Inc., Forest Oil Corporation, Wildcat Sabine Pipeline LLC and Devon Energy Corporation (Devon) in the Haynesville/Bossier Shale with deliveries to Gulf South Pipeline and Tennessee Gas Pipeline Company, LLC. The Sabine System is supported by fixed-fee contracts with producers who dedicated approximately 20,000 acres to us. These contracts have initial terms through 2019 to 2021.

All of our pipelines are constructed on rights-of-way granted by the owners of the property. We have obtained, where necessary, license or permit agreements from public authorities and railroad companies to cross over or under, or to lay facilities in or along, waterways, roads, railroad properties and state highways, as applicable. In some cases, property on which our pipelines were built was purchased in fee simple.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our consolidated financial statements are prepared in accordance with United States generally accepted accounting principles (GAAP) and include the accounts of all consolidated subsidiaries after the elimination of all intercompany accounts and transactions. In connection with the Crestwood Transaction, Crestwood Holdings allocated excess purchase costs to us related to property plant and equipment, intangible assets, goodwill and contingent consideration in accordance with the accounting standards for business combinations. We reflected these costs in our Barnett segment (see Note 14). Due to the application of “push-down” accounting, our financial statements and certain footnote disclosures are presented in two distinct periods to indicate the application of two different bases of accounting. Periods prior to October 1, 2010 are identified herein as “Predecessor,” while periods subsequent to the Crestwood Transaction are identified as “Successor.” In management’s opinion, all necessary adjustments to fairly present our results of operations, financial position and cash flows for the periods presented have been made and all such adjustments are of a normal and recurring nature. We have evaluated subsequent events through the date our financial statements were made available to be issued on July 23, 2013.

On January 8, 2013, CMLP acquired Crestwood Holdings 65% membership interest in CMM and as a result, we control the operating and financial decisions of CMM. We accounted for this transaction as a reorganization of entities under common control and the accounting standards related to such transactions requires us to retroactively adjust our historical results as if we owned CMM since its inception (February 23, 2012).

Principles of Consolidation

We consolidate entities when we have the ability to control or direct the operating and financial decisions of the entity or when we have a significant interest in the entity that gives us the ability to direct the activities that are significant to that entity. The determination of our ability to control, direct or exert significant influence over an entity involves the use of judgment. We do not have ownership in any variable interest entities.

Use of Estimates

The preparation of our financial statements requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in these financial statements. Actual results can differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of less than three months to be cash or cash equivalents. Our cash equivalents consist primarily of temporary investments of cash in short-term money market instruments.

Accounts Receivable

Our accounts receivable are primarily due from Quicksilver and Antero Resources Appalachian Corporation (Antero). Each of our customers is reviewed as to credit worthiness prior to the extension of credit and on a regular basis thereafter. Although we do not require collateral, appropriate credit ratings are required. Receivables are generally due within 30 to 60 days. We regularly review collectability and establish an allowance as necessary using the specific identification method. At December 31, 2012 and 2011, we have recorded no allowance for uncollectible accounts receivable. During the years ended December 31, 2012, 2011 and 2010, we experienced no significant non-payment for services.

Long-Lived Assets

Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at fair value of the assets acquired. For assets we construct, we capitalize direct costs, such as labor and materials, and indirect costs, such as overhead and interest. We capitalize major units of property replacements or improvements and expense minor items. We use the straight-line method to depreciate property, plant and equipment over the estimated useful lives of the assets.

When we retire property, plant and equipment, we charge accumulated depreciation for the original cost of the assets in addition to the cost to remove, sell or dispose of the assets, less their salvage value. We include gains or losses on dispositions of assets in operations and maintenance expense in our consolidated statements of income.

Our intangible assets consist of acquired gas gathering, compression and processing contracts. We amortize these contracts based on the projected cash flows associated with the contracts.

We evaluate our long-lived assets for impairment when events or circumstances indicate that their carrying values may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, we evaluate the recoverability of our carrying value based on the long-lived asset’s ability to generate future cash flows on an undiscounted basis. If the undiscounted cash flows are not sufficient to recover the long-lived asset’s carrying value, or if we decide to sell a long-lived asset or group of assets, we adjust the carrying values of the asset downward, if necessary, to their estimated fair value. Our fair value estimates are generally based on assumptions market participants would use, including market data obtained through the sales process or an analysis of expected discounted cash flows.

Goodwill

Goodwill represents consideration paid in excess of the fair value of the identifiable assets acquired in a business combination. We evaluate goodwill for impairment, at a minimum, annually on December 31, or whenever facts and circumstances indicate that fair value of a reporting unit is less than its carrying amount.

When testing goodwill for impairment, we assess qualitative factors to evaluate whether it is more likely than not that the fair value of a reporting unit is less than the carrying amount as the basis to determine if a two-step quantitative impairment test is required. Under the two-step quantitative test, the first step compares the fair value of the reporting unit to its carrying value, including goodwill. If the fair value exceeds the carry amount, goodwill of the reporting unit is not considered impaired. If however, the fair value does not exceed the carrying amount the second step compares the implied fair value to the carrying value of the reporting unit. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, the excess of the carrying value over the implied value is recognized as an impairment loss.

Deferred Financing Costs

Costs associated with obtaining long-term debt are amortized over the term of the related debt using the effective interest method.

Asset Retirement Obligations

We record a liability for legal or contractual obligations to retire our long-lived assets associated with right-of-way contracts we hold and our facilities whether owned or leased. We record a liability in the period the obligation is incurred and estimable. Our asset retirement liabilities are initially recorded at their estimated fair value with a corresponding increase to property, plant and equipment. This increase in property, plant and equipment is then depreciated over the useful life of the asset to which that liability relates. An ongoing expense is recognized for changes in the value of the liability as a result of the passage of time, which we record as depreciation, amortization and accretion expense in our consolidated statements of income.

Environmental Costs and Other Contingencies

We recognize liabilities for environmental and other contingencies when we have an exposure that indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the low end of the range is accrued.

We record liabilities for environmental contingencies at their undiscounted amounts on our consolidated balance sheets as accounts payable, accrued expenses and other liabilities when environmental assessments indicate that remediation efforts are probable and costs can be reasonable estimated. Estimates of our liabilities are based on currently available facts and presently enacted laws and regulations, taking into consideration the likely effects of other societal and economic factors. Our estimates are subject to revision in future periods based on actual costs or new circumstances. We capitalize costs that benefit future periods and recognize a current period charge in operation and maintenance expense when clean-up efforts do not benefit future periods.

We evaluate potential recoveries of amounts from third parties, including insurance coverage, separately from our liability. Recovery is evaluated based on the solvency of the third party, among other factors. When recovery is assured, we record and report an asset separately from the associated liability on our consolidate balance sheet.

Revenue Recognition

We gather, process, treat, compress, transport and sell natural gas pursuant to fixed-fee and percent-of-proceeds contracts. For fixed-fee contracts, we recognize revenues based on the volume of natural gas gathered, processed and treated or compressed. For percent-of-proceeds contracts, we recognize revenues based on the value of products sold to third parties. We recognize revenues for our services and products when all of the following criteria are met:

•	persuasive evidence of an exchange arrangement exists;

•	services have been rendered or products delivered;

•	the price for services is fixed or determinable; and

•	collectability is reasonably assured.

Income Taxes

We are a limited liability company for income tax purposes and are not subject to either federal income taxes or generally to state income taxes. Our member is responsible for its share of taxable income which may differ from income for financial statement purposes due to differences in the tax basis and financial reporting basis of assets and liabilities.

CMLP is subject to the Texas Margin tax that is included in Crestwood Holdings’ consolidated Texas franchise tax return. CMLP’s current tax liability will be assessed based on 0.7% of the gross revenue apportioned to Texas. The margin tax qualifies as an income tax under GAAP, which requires CMLP to recognize the impact of this tax on the temporary differences between the financial statement assets and liabilities and their tax basis attributable to such tax.

Equity Based Compensation

Equity-based awards are valued at the closing market price of CMLP’s common units on the date of grant, which reflects the fair value of such awards. For those awards that are settled in cash, the associated liability is remeasured at every balance sheet date through settlement, such that the vested portion of the liability is adjusted to reflect its revised fair value through compensation expense. We generally recognize the expense associated with the award over the vesting period. At the time of issuance of phantom units, Crestwood Gas Services’ management determines whether they will be settled in cash or settled in CMLP common units.

3. ACQUISITIONS

2012 Acquisitions

Antero Acquisition

On February 24, 2012, we announced the execution of an Asset Purchase Agreement related to the acquisition of gathering assets owned by Antero in the Marcellus Shale located in Harrison and Doddridge Counties, West Virginia (Antero Acquisition), and, at closing, the planned execution of a 20 year Gas Gathering and Compression Agreement (GGA) with Antero. On March 26, 2012, CMM completed the Antero Acquisition for approximately $380 million. The assets acquired by CMM consisted of a 33 mile low pressure gathering system at the time of acquisition. The gathering pipelines deliver Antero’s Marcellus Shale production to various regional pipeline systems including Columbia, Dominion and Equitrans and Mark West Energy Partners’ Sherwood Gas Processing Plant.

The GGA with Antero provided for an area of dedication at the time of acquisition of approximately 127,000 gross acres, or 104,000 net acres, largely located in the rich gas corridor of the southwestern core of the Marcellus Shale play. As part of the GGA, Antero committed to deliver minimum annual throughput volumes to us for a seven year period from January 1, 2012 to January 1, 2019, ranging from an average of 300 MMcf/d in 2012 to an average of 450 MMcf/d in 2018. During the period ended December 31, 2012, Antero delivered less than the minimum annual throughput volumes and at December 31, 2012, we recorded a receivable and deferred revenue of approximately $2.6 million due to Antero’s potential ability to recover this amount if Antero’s 2013 throughput volumes exceed the minimum annual throughput volumes included in the GGA for 2013.

The final purchase price allocation is as follows (In thousands):

Purchase price:
Cash	$381,718

Total purchase price	$381,718

Purchase price allocation:
Property, plant and equipment	$90,562
Intangible assets	291,218

Total assets	$381,780

Asset retirement obligation	$62

Total liabilities	$62

Total	$381,718

Our intangible assets recorded as result of the Antero Acquisition relate to the GGA with Antero. These intangible assets will be amortized over the life of the contract. Transaction costs for the Antero Acquisition for the year ended December 31, 2012 were approximately $0.6 million and were included in general and administrative expenses in our consolidated statement of income. For the period from the acquisition date (March 26, 2012) through December 31, 2012, we recorded approximately $26 million of operating revenues and $12 million of operating expenses related to the operations of the assets acquired from Antero.

Devon Acquisition

On August 24, 2012, CMLP acquired certain gathering and processing assets in the NGL rich gas region of the Barnett Shale from Devon for approximately $87 million (Devon Acquisition). The assets acquired consist of a 74 mile low pressure natural gas gathering system, a cryogenic processing facility with capacity of 100 MMcf/d and 23,100 horsepower (hp) of compression equipment, and are located in Johnson County, Texas (West Johnson County System) near our Cowtown gathering system. Additionally, as part of the transaction, CMLP entered into a 20 year, fixed-fee gathering, processing and compression agreement with Devon, under which we gather and process Devon’s natural gas production from a 20,500 acre dedication. The final purchase price allocation is pending the completion of the valuation of the assets acquired and liabilities assumed. The preliminary purchase price allocation is as follows (In thousands):

Purchase price:
Cash	$87,247

Total purchase price	$87,247

Preliminary purchase price allocation:
Property, plant and equipment	$41,555
Intangible assets	46,959

Total assets	$88,514

Asset retirement obligation	$540
Property tax liability	527
Environmental liability	200

Total liabilities	$1,267

Total	$87,247

Our intangible assets recorded as a result of the Devon Acquisition relate to the 20 year fixed-fee gathering, processing and compression agreement with Devon. These intangible assets will be amortized over the life of the contract.

Transactions costs for the Devon Acquisition for the year ended December 31, 2012 were approximately $1 million and are included in general and administrative expenses in our consolidated statement of income. For the period from the acquisition date (August 24, 2012) through December 31, 2012, we recorded approximately $7 million of operating revenues and $5 million of operating expenses related to the operations of the assets acquired from Devon. We did not incur any significant non-operating income or expenses related to the acquired assets during that period. We believe that it is impracticable to present financial information for the acquired assets prior to the acquisition date due to the lack of availability of historical financial information related to the acquired assets, and because the 20 year fixed-fee gathering, processing and compression agreement with Devon has significantly different terms than the historical intercompany relationships between the acquired assets and Devon.

EMAC Acquisition

On December 28, 2012, CMM acquired all of the membership interest of E. Marcellus Asset Company, LLC (EMAC) from Enerven Compression, LLC (Enerven) for approximately $95 million. We financed this acquisition through our CMM $200 million Credit Facility. EMAC’s assets consist of four compression and dehydration stations located on our gathering systems in Harrison County, West Virginia. These assets will provide compression and dehydration services to Antero under a compression services agreement through 2018. Antero has the option to renew the agreement for an additional five years upon expiration of the original agreement. The final purchase price allocation is pending the completion of the valuation of the assets acquired and liabilities assumed. The preliminary purchase price allocation is as follows (In thousands):

Purchase price:
Cash	$95,000

Total purchase price	$95,000

Preliminary purchase price allocation:
Property, plant and equipment	$45,938
Intangible assets	49,817

Total assets	$95,755

Asset retirement obligation	$755

Total liabilities	$755

Total	$95,000

Our intangible assets recorded as result of the EMAC acquisition relate to the compression services agreements with Antero. These intangible assets will be amortized over the life of the contract. Transaction costs for the EMAC acquisition for the year ended December 31, 2012 were approximately $0.3 million and were included in general and administrative expenses in our consolidated statement of income. The acquisition of EMAC was not material to our results of operations for the period from the acquisition date (December 28, 2012) to December 31, 2012.

2011 Acquisitions

Las Animas Acquisition

On February 16, 2011, CMLP acquired certain midstream assets in the Avalon Shale trend from a group of independent producers for approximately $5 million (Las Animas Acquisition). The assets acquired consisted of approximately 46 miles of natural gas gathering pipeline located in the Morrow/Atoka trend and the Avalon Shale trend in southeastern New Mexico. The pipelines are supported by long-term fixed-fee contracts which include existing Morrow/Atoka production and dedications of approximately 55,000 acres.

The Las Animas Acquisition was recorded in property, plant and equipment at fair value of approximately $5 million. During the year ended December 31, 2011, we recognized approximately $5 million of operating revenues and $0.1 million of operating income related to this acquisition.

Frontier Gas Acquisition

On April 1, 2011, CMLP acquired certain midstream assets in the Fayetteville Shale and the Granite Wash from Frontier Gas Services, LLC for approximately $345 million (Frontier Gas Acquisition). We financed $338 million of the purchase price through a combination of equity and debt as described in Note 4. Financial Instruments and Note 13. Equity and Distributions.

The Fayetteville assets acquired consisted of approximately 130 miles of high pressure and low pressure gathering pipelines in northwestern Arkansas with capacity of approximately 510 MMcf/d, treating capacity of approximately 165 MMcf/d and approximately 35,000 hp compression (Fayetteville System). The Fayetteville System interconnects with multiple interstate pipelines which serve the Fayetteville Shale and are supported by long-term fixed-fee contracts with producers who dedicated approximately 100,000 acres in the core of the Fayetteville Shale to us. These contracts have initial terms that extend through 2020 and include an option, by either party to the contract, to extend the contract through 2025. The Granite Wash assets acquired consisted of a 28 mile pipeline system and a 36 MMcf/d cryogenic processing plant in the Texas Panhandle (Granite Wash System). The Granite Wash System is supported by more than 13,000 dedicated acres and long-term contracts with initial terms that extend through 2022.

During 2011, we finalized the Frontier Gas Acquisition purchase price allocation, which resulted in the recognition of approximately $91 million in goodwill, of which $77 million was allocated to the Fayetteville segment and $14 million was allocated to the Granite Wash segment. The final purchase price allocation is as follows (In thousands):

Purchase price:
Cash	$344,562

Purchase price allocation:
Accounts receivable	$335
Prepaid expenses and other	3,400
Property, plant and equipment	144,505
Intangible assets	114,200
Goodwill	90,978
Other assets	178

Total assets	$353,596

Current portion of capital leases	$2,576
Accounts payable, accrued expenses and other	64
Long-term capital leases	6,011
Asset retirement obligations	383

Total liabilities	$9,034

Total	$344,562

Transactions costs for the Frontier Gas Acquisition for the year ended December 31, 2011 were approximately $5 million of which approximately $2 million was recorded in general and administrative expense and $3 million was recorded in interest expense. During the year ended December 31, 2011, we recognized approximately $59 million in operating revenues and $5 million in operating income related to this acquisition.

Tristate Acquisition

On November 1, 2011, CMLP acquired Tristate Sabine, LLC (Tristate) from affiliates of Energy Spectrum Capital, Zwolle Pipeline, LLC, and Tristate’s management for approximately $72 million in cash consideration comprised of $64 million paid at closing plus a deferred payment of approximately $8 million, which was paid during the fourth quarter of 2012 (Tristate Acquisition).

At the time of acquisition, the Tristate assets located in Haynesville/Bossier Shale consisted of approximately 60 miles of high pressure and low pressure gathering pipelines in western Louisiana with capacity of approximately 100 MMcf/d and treating capacity of approximately 80 MMcf/d (Sabine System). The Sabine System is supported by long-term, fixed-fee contracts with producers who dedicated approximately 20,000 acres to us. These contracts have various initial terms that extend through 2019 and 2021.

During 2012, we finalized our purchase price allocation for the Tristate Acquisition, which resulted in the recognition of approximately $4 million in goodwill, primarily related to anticipated operating synergies between the assets acquired and our existing assets. The final purchase price allocation is as follows (In thousands):

Purchase price:
Cash	$64,359
Deferred payment	8,000

Total purchase price	$72,359

Purchase price allocation:
Cash	$589
Accounts receivable	2,564
Prepaid expenses and other	364
Property, plant and equipment	55,568
Intangible assets	12,000
Goodwill	4,053

Total assets	$75,138

Accounts payable, accrued expenses and other	$1,915
Asset retirement obligation	864

Total liabilities	$2,779

Total	$72,359

Transaction costs of $0.3 million were recognized in general and administrative expense during 2011. During the year ended December 31, 2011, we recognized approximately $1.9 million in operating revenues and $0.9 million in operating income related to this acquisition.

Unaudited Pro Forma Information

The following table is the presentation of income for the year ended December 31, 2012 as if we had completed the EMAC acquisition on February 23, 2012, the inception date of CMM, which acquired EMAC (In thousands):

	Year Ended December 31, 2012
	Crestwood Gas Services GP, LLC	Proforma Adjustment (1)	Combined
Operating revenues	$239,463	$9,950	$249,413
Operating expenses, net of other operating gains	(178,036)	(7,168)	(185,204)

Operating income	$61,427	$2,782	$64,209

(1)	Represents approximately ten months of operating income for the EMAC acquisition prior to the acquisition.

The following tables are the presentation of income for the years ended December 31, 2011 and 2010 as if we had completed the Las Animas, Frontier Gas and Tristate Acquisitions on January 1, 2010 (In thousands, except per unit data):

	Year Ended December 31, 2011
	Crestwood Gas Services GP, LLC (1)	Proforma Adjustment (2)	Combined
Operating revenues	$205,820	$25,827	$231,647
Operating expenses, net of other operating gains	(134,801)	(22,911)	(157,712)

Operating income	$71,019	$2,916	$73,935

	Year Ended December 31, 2010
	Crestwood Gas Services GP, LLC (3)	Proforma Adjustment (4)	Combined
Operating revenues	$113,590	$74,217	$187,807
Operating expenses	(70,264)	(83,933)	(154,197)

Operating income (loss)	$43,326	$(9,716)	$33,610

(1)

Includes eleven months of operating income for the Las Animas Acquisition, nine months of operating income for the Frontier Gas Acquisition and two months of operating income for the Tristate Acquisition.

(2)

Represents approximately one month of operating income for the Las Animas Acquisition, three months of operating income for the Frontier Gas Acquisition and ten months of operating income for the Tristate Acquisition, prior to the respective acquisition.

(3)	Includes three months of depreciation expense related to excess property, plant and equipment costs allocated to us from Crestwood Holdings for the Crestwood Transaction.
(4)

Represents operating income for the Las Animas Acquisition, the Frontier Gas Acquisition and the Tristate Acquisition for the year ended December 31, 2010. In addition, represents nine months of depreciation expense related to excess property, plant and equipment costs allocated to us from Crestwood Holdings for the Crestwood Transaction.

4. FINANCIAL INSTRUMENTS

Fair Values

We separate the fair values of our financial instruments into three levels (Levels 1, 2 and 3) based on our assessment of the availability of observable market data and the significance of non-observable data used to determine fair value. Our assessment and classification of an instrument within a level can change over time based on the maturity or liquidity of the instrument and would be reflected at the end of the period in which the change occurs. During the years ended December 31, 2012 and 2011, there have been no changes to the inputs and valuation techniques used to measure fair value, the types of instruments, or the levels in which they are classified.

Cash and Cash Equivalents, Accounts Receivable and Accounts Payable. As of December 31, 2012 and 2011, the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable represent fair value based on the short-term nature of these instruments.

Credit Facilities. The fair value of our credit facilities approximates their carrying amounts as of December 31, 2012 and 2011 due primarily to the variable nature of the interest rate of the instruments, which is considered a Level 2 fair value measurement.

Senior Notes. We estimated the fair value of our Senior Notes (representing a Level 2 fair value measurement) primarily based on quoted market prices for the same or similar issuances. The following table reflects the carrying value and fair value of our Senior Notes (In millions):

	Successor
	As of December 31,
	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior Notes	$351	$365	$200	$197

Debt

Our long-term debt consisted of the following at December 31 (In thousands):

	Successor
	2012	2011
CMM Credit Facility, due March 2017	$127,000	$—
CMLP Credit Facility, due November 2017	206,700	312,500
Senior Notes, due April 2019	350,000	200,000

	683,700	512,500
Plus: Unamortized premium on Senior Notes	1,461	—

Total long-term debt	$685,161	$512,500

Credit Facilities

CMM Credit Facility. On March 26, 2012, in conjunction with the acquisition of Antero’s gathering system assets, we entered into a credit agreement with certain lenders. The five year term credit agreement allows for revolving loans, letters of credit and swingline loans in an aggregate principal amount of up to $200 million (CMM Credit Facility). The CMM Credit Facility is secured by substantially all its assets.

Borrowings under the CMM Credit Facility bear interest at the London Interbank Offered Rate (LIBOR) plus an applicable margin or a base rate as defined in the credit agreement. Under the terms of the CMM Credit Facility, the applicable margin under LIBOR borrowings was 2.5%. The weighted-average interest rate as of December 31, 2012 was 2.8%. Our borrowings under the CMM Credit Facility were $127 million as of December 31, 2012, and based on our results through December 31, 2012, our remaining available capacity under the credit facility was $59 million. For the period from March 26, 2012 to December 31, 2012, our average and maximum outstanding borrowings were approximately $18 million and $130 million.

Our CMM Credit Facility requires us to maintain:

•	a ratio of our trailing 12-month EBITDA (as defined in the credit agreement) to our net interest expense of not less than 2.0 to 1.0; and

•

a ratio of total indebtedness to trailing 12-month EBITDA (as defined in the credit agreement) of not more than 4.5 to 1.0, or not more than 5.0 to 1.0 for up to nine months following certain acquisitions.

CMLP Credit Facility. Our senior secured credit facility, as amended (CMLP Credit Facility), allows for revolving loans, letters of credit and swingline loans in an aggregate amount of up to $550 million. Our CMLP Credit Facility matures on November 16, 2017 and is secured by substantially all of our assets and those of certain of our subsidiaries. As of December 31, 2012, the CMLP Credit Facility is guaranteed by our 100% owned subsidiaries except for CMM and its consolidated subsidiaries.

Borrowings under the CMLP Credit Facility bear interest at LIBOR plus an applicable margin or a base rate as defined in the credit agreement. Under the terms of the CMLP Credit Facility, the applicable margin under LIBOR borrowings was 2.5% and 3.0% at December 31, 2012 and 2011. The weighted-average interest rate as of December 31, 2012 and 2011 was 2.8% and 3.3%. Our borrowings under the CMLP Credit Facility were approximately $207 million and $312 million as of December 31, 2012 and 2011, and based on our results through December 31, 2012, our remaining available capacity under the CMLP Credit Facility was $167 million. For the year ended December 31, 2012 and 2011, our average outstanding borrowings were $305 million and $325 million. For the year ended December 31, 2012 and 2011, our maximum outstanding borrowings were $375 million and $282 million.

Our CMLP Credit Facility requires us to maintain:

•	a ratio of our consolidated trailing 12-month EBITDA (as defined in the CMLP Credit Facility) to our net interest expense of not less than 2.5 to 1.0; and

•

a ratio of total indebtedness to consolidated trailing 12-month EBITDA (as defined in the CMLP Credit Facility) of not more than 5.0 to 1.0, or not more than 5.5 to 1.0 for up to nine months following certain acquisitions.

As of December 31, 2012, we were in compliance with the financial covenants under our CMM and CMLP credit facilities.

Our credit facilities contain restrictive covenants that prohibit the declaration or payment of distributions by us if a default then exists or would result therefrom, and otherwise limits the amount of distributions that we can make. An event of default may result in the acceleration of our repayment of outstanding borrowings under our credit facilities, the termination of our credit facilities and foreclosure on collateral.

Senior Notes

On April 1, 2011, CMLP issued $200 million of senior notes, which accrue interest at the rate of 7.75% per annum and mature in April 2019. On November 8, 2012, CMLP issued an additional $150 million of these notes in a private placement offering. The $150 million senior notes have the same terms as the $200 million senior notes. The net proceeds from the offering were used to reduce CMLP’s indebtedness under its credit facility. In March 2013, CMLP registered its $150 million senior notes with the Securities and Exchange Commission.

CMLP’s obligations under the Senior Notes are guaranteed on an unsecured basis by certain of its current and future domestic subsidiaries. Interest is payable semi-annually in arrears on April 1 and October 1 of each year. CMLP’s Senior Notes require it to maintain a ratio of its consolidated trailing 12-month EBITDA (as defined in the indenture governing the Senior Notes) to fixed charges of at least 1.75 to 1.0. As of December 31, 2012, CMLP was in compliance with this covenant.

Bridge Loans

In February 2011, in connection with the Frontier Gas Acquisition, CMLP obtained commitments from multiple lenders for senior unsecured bridge loans in an aggregate amount up to $200 million. The commitment was terminated on April 1, 2011 in conjunction with the issuance of the Senior Notes described above. We incurred approximately $3 million of commitment fees during the year ended December 31, 2011, which was included in interest expense on our consolidated statement of income.

Subordinated Note

In August 2007, CMLP executed the Subordinated Note payable to Quicksilver in the principal amount of $50 million. The Subordinated Note was assigned to Crestwood Holdings as part of the Crestwood Transaction on October 1, 2010. The CMLP Credit Facility required it to terminate the Subordinated Note through the issuance of additional common units during 2010. The conversion into common units was determined based upon the average closing common unit price for a 20 trading-day period that ended October 15, 2010. CMLP issued 2,333,712 of its common units to Crestwood Holdings in exchange for the outstanding balance of the Subordinated Note at the time of the conversion.

Other

Crestwood Holdings’ senior secured term loan, due March 2018, is secured by its ownership interest in Crestwood Gas Services.

5. PROPERTY, PLANT AND EQUIPMENT

The table below presents the details of our property, plant and equipment (In thousands):

		Successor
		December 31,
	Depreciable Life	2012	2011
Gathering systems	20 years	$582,328	$429,545
Processing plants and compression facilities	20-25 years	485,442	424,360
Rights-of-way and easements	20 years	62,748	52,330
Buildings and other	5-40 years	6,813	6,091
Land	—	4,070	4,046
Construction in progress	—	56,016	47,073

Property, plant and equipment		1,197,417	963,445
Accumulated depreciation		(94,989)	(46,620)

Property, plant and equipment, net		$1,102,428	$916,825

We have capital lease assets of approximately $12 million and $9 million included in our property, plant and equipment at December 31, 2012 and 2011.

During the year ended December 31, 2012, we recorded an impairment of approximately $1.6 million of our property, plant and equipment to write certain of our assets down to their fair value of zero (which is a Level 3 fair value measurement) as a result of a compressor building fire that occurred on September 6, 2012 at our Corvette processing plant in our Barnett Segment. This impairment, in addition to approximately $1.3 million of other operations and maintenance costs incurred related to the incident, is recoverable under our insurance policies and is recorded in Prepaid Expenses and Other current assets on our balance sheet as of December 31, 2012.

During the year ended December 31, 2011, we recorded a gain of approximately $1 million on the exchange of property, plant and equipment under an agreement with a third party to exchange the delivery of certain processing plants that were under contract. We received proceeds of approximately $6 million on the exchange.

6. INTANGIBLE ASSETS

Our intangible assets consist of acquired gas gathering, compression and processing contracts. The following table presents the changes in our intangible assets (In thousands):

	Successor
	December 31,
	2012	2011
Net intangible assets at January 1	$412,176	$296,269
Additions	383,994	130,200
Amortization expense	(23,440)	(14,293)

Net intangible assets at December 31	$772,730	$412,176

Our gas gathering and processing contracts have useful lives of 5 to 20 years, as determined based upon the anticipated life of the contracts with our customers. The expected amortization of our intangible assets as of December 31, 2012 for the next five years and in total thereafter is as follows (In thousands):

2013	$33,940
2014	35,178
2015	36,167
2016	37,269
2017	39,398
Thereafter	590,778

Total	$772,730

7. ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES

The table below presents the details of our accounts payable, accrued expenses and other liabilities (In thousands):

	Successor
	December 31,
	2012	2011
Accrued expenses	$9,608	$3,175
Accrued property taxes	5,638	5,204
Accrued product purchases payable	2,450	3,594
Tax payable	2,159	1,545
Interest payable	7,505	4,788
Accounts payable	2,278	5,128
Tristate Acquisition deferred payment (Note 3)	—	8,000
Other	80	359

Total accounts payable, accrued expenses and other liabilities	$29,718	$31,793

8. ASSET RETIREMENT OBLIGATIONS

We have legal obligations associated with right-of-way contracts we hold and at our facilities whether owned or leased. Where we can reasonably estimate the asset retirement obligation, we accrue a liability based on an estimate of the timing and amount of settlement. We record changes in these estimates based on changes in the expected amount and timing of payments to settle our obligations.

The following table presents the changes in the net asset retirement obligations for the years ended December 31, 2012 and 2011 (In thousands):

	Successor
	December 31,
	2012	2011
Net asset retirement obligation at January 1	$11,545	$9,877
Liabilities incurred	425	140
Acquisitions	1,358	1,744
Accretion expense	696	508
Changes in estimate	—	(724)

Net asset retirement obligation at December 31	$14,024	$11,545

We did not have any material assets that were legally restricted for use in settling asset retirement obligations as of December 31, 2012 and 2011.

9. COMMITMENTS AND CONTINGENT LIABILITIES

Legal Proceedings

Ginardi Case. In May 2011, a putative class action lawsuit, Ginardi v. Frontier Gas Services, LLC, et al, was filed in the United States District Court of the Eastern District of Arkansas against Frontier Gas Services, LLC, Chesapeake, BHP, Kinder Morgan Treating LP and Crestwood Arkansas Pipeline LLC. The lawsuit alleged that the defendants’ operations polluted the atmosphere, groundwater, and soil with allegedly harmful gases, chemicals, and compounds and the facilities created excessive noise levels constituting trespass, nuisance and annoyance. On June 27, 2012, this case was settled and dismissed. The settlement did not have a material impact on our results of operations or financial condition.

Bartlett Case. In December 2011, a putative class action lawsuit, George Bartlett, et al, v. Frontier Gas Services, LLC, et al., was filed in the United States District Court of the Eastern District of Arkansas against Frontier Gas Services, LLC, Chesapeake, Kinder Morgan Treating LP and Crestwood Arkansas Pipeline, LLC. The lawsuit alleged that the defendants’ operations polluted the atmosphere, groundwater, and soil with allegedly harmful gases, chemicals, and compounds and the facilities created excessive noise levels constituting trespass, nuisance and annoyance. On September 17, 2012, this case was settled and dismissed. The settlement did not have a material impact on our results of operations or financial condition.

From time to time, we are party to certain legal or administrative proceedings that arise in the ordinary course and are incidental to our business. There are currently no such pending proceedings to which we are a party that our management believes will have a material adverse effect on our results of operations, cash flows or financial condition. However, future events or circumstances, currently unknown to management, will determine whether the resolution of any litigation or claims will ultimately have a material effect on our results of operations, cash flows or financial condition in any future reporting periods. As of December 31, 2012, we had less than $0.1 million accrued for our legal proceedings.

Regulatory Compliance

In the ordinary course of our business, we are subject to various laws and regulations. In the opinion of our management, compliance with current laws and regulations will not have a material effect on our results of operations, cash flows or financial condition.

Environmental Compliance

Our operations are subject to stringent and complex laws and regulations pertaining to health, safety, and the environment. We are subject to laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters. The cost of planning, designing, constructing and operating our facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures. At December 31, 2012, we had accrued approximately $0.2 million for environmental matters, which is based on our undiscounted estimate of amounts we will spend on environmental compliance and remediation. We estimate that our potential liability for reasonably possible outcomes related to our environmental exposures could range from approximately $0.2 million to $0.3 million. We had no accruals for environmental matters at December 31, 2011.

Commitments and Purchase Obligations

Capital Leases. We have a compressor, treating facility and auto leases which are accounted for as capital leases. The terms of the agreements vary from 2013 until 2016. We recorded amortization of expense of approximately $3 million and $2 million for the years ended December 31, 2012 and 2011. We had no capital leases during 2010.

Future minimum lease payments related to our capital leases at December 31, 2012 are as follows (In thousands):

2013	$4,020
2014	2,269
2015	866
2016	219
Total payments	7,374
Imputed interest	(351)

Present value of future payments	$7,023

Operating Leases. We maintain operating leases in the ordinary course of our business activities. These leases include those for office buildings and other operating facilities and equipment. The terms of the agreements vary from 2013 until 2032. Future minimum annual rental commitments under our operating leases at December 31, 2012, were as follows (In thousands):

2013	$936
2014	687
2015	439
2016	114
2017	47
Thereafter	15

Total	$2,238

Rental expense was approximately $7 million and $8 million for the years ended December 31, 2012 and 2011 and less than $1 million and approximately $1 million for the Predecessor and Successor periods in 2010, respectively.

Purchase Commitments. At December 31, 2012, we had capital commitments of approximately $11.6 million to purchase equipment related to our capital projects. We have other planned capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.

Other Contingencies

Crestwood Transaction. In connection with the Crestwood Transaction, we agreed to pay Quicksilver conditional consideration in the form of potential additional cash payments of up to $72 million depending on the achievement of certain defined average volume targets above an agreed threshold for 2011 and 2012. At December 31, 2011, we determined that the fair value of the conditional consideration was approximately $48 million. We recognized a gain of approximately $17 million for the year ended December 31, 2011 as a result of the reduction in the fair value of the contingent consideration.

In February 2012, Crestwood Holdings paid Quicksilver approximately $41 million on our behalf associated with the average volumes achieved for 2011. We reflected this payment as a non-cash contribution from Crestwood Holdings. As of December 31, 2012, Quicksilver did not achieve their 2012 average volume target. As such, we determined that the estimated fair value of our remaining conditional consideration to Quicksilver was zero, and we recognized a gain of approximately $7 million for the year ended December 31, 2012 related to the elimination of the contingent liability.

Antero Acquisition. In connection with the Antero Acquisition, we agreed to pay Antero conditional consideration in the form of potential additional cash payments of up to $40 million, depending on the achievement of certain defined average annual production levels achieved during 2012, 2013 and 2014. During 2012, Antero did not meet the annual production level to earn additional payments. Based on actual volumes received in 2012 and expected volumes, we do not believe that it is probable that Antero will be able to achieve these average annual production levels in 2013 and 2014.

10. INCOME TAXES

No provision for federal or state income taxes is included in our results of operations as such income is taxable directly to our member. Accordingly, our member is responsible for federal and state income tax. Net earnings for financial statement purposes may differ significantly from taxable income reportable to our member as a result of differences between the tax basis and financial reporting basis of assets and liabilities.

CMLP is responsible for its portion of the Texas Margin tax that is included in Crestwood Holdings’ consolidated Texas franchise tax return. CMLP’s current tax liability will be assessed based on 0.7% of the gross revenue apportioned to Texas. The margin tax qualifies as an income tax under GAAP, which requires us to recognize the impact of this tax on the temporary differences between the financial statement assets and liabilities and their tax basis attributable to such tax. For the years ended December 31, 2012, 2011 and 2010, there were no temporary differences recognized in our consolidated statements of income.

Prior to the closing of the Crestwood Transaction on October 1, 2010, our activity was included in Quicksilver’s Texas Franchise tax combined report. As a result, we had a deferred tax liability which represented the change in the tax basis and financial reporting basis of our assets and liabilities. During 2010, we reversed a deferred tax liability of $0.8 million as a result of the change in organization structure with the Crestwood Transaction.

Uncertain Tax Positions. We evaluate the uncertainty in tax positions taken or expected to be taken in the course of preparing our consolidated financial statements to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. Tax positions with respect to tax at the partnership level deemed not to meet the more likely than not threshold would be recorded as a tax benefit or expense in the current year. We believe that there are no uncertain tax positions that would impact our operations for the years ended December 31, 2012, 2011 and 2010 and that no provision for income tax is required for these consolidated financial statements. However, our conclusions regarding the evaluation are subject to review and may change based on factors including, but not limited to, ongoing analyses of tax laws, regulations and interpretations thereof.

11. EQUITY PLAN

Awards of phantom and restricted units have been granted under CMLP’s Fourth Amended and Restated 2007 Equity Plan (2007 Equity Plan). The following table summarizes information regarding phantom and restricted unit activity:

	Payable In Cash		Payable In Units
	Units	Weighted- Average Grant Date Fair Value	Units	Weighted- Average Grant Date Fair Value
Unvested—December 31, 2010	—	$—	121,526	$27.11
Vested—phantom units	—	—	—	—
Granted—phantom units	15,294	26.77	19,411	27.56
Granted—restricted units	—	—	10,000	27.70
Cancelled—phantom units	(1,948)	29.31	(22,142)	27.16

Unvested—December 31, 2011	13,346	$26.40	128,795	$27.22
Vested—phantom units	(4,267)	26.46	(40,929)	27.21
Vested—restricted units	—	—	(4,682)	27.53
Granted—phantom units	—	—	126,246	29.90
Granted—restricted units	—	—	37,500	25.67
Canceled—phantom units	(767)	25.63	(24,938)	28.30

Unvested—December 31, 2012	8,312	$26.45	221,992	$28.35

As of December 31, 2012 and 2011, we had total unamortized compensation expense of approximately $3 million and $2 million related to phantom and restricted units, which we expect will be amortized over three years (the original vesting period of these instruments), except for grants to non-employee directors of Crestwood Gas Services which vest over one year. We recognized compensation expense of approximately $2 million and $1 million for the years ended December 31, 2012 and 2011 and approximately $4 million and $2 million for the Successor and Predecessor periods in 2010, respectively. We include compensation expense in operating expenses on our consolidated statements of income. CMLP granted phantom and restricted units with a grant date fair value of approximately $5 million and $0.8 million for the years ended December 31, 2012 and 2011. As of December 31, 2012 and 2011, there were 505,791 units and 633,211 units available for issuance under CMLP’s 2007 Equity Plan.

Under the 2007 Equity Plan, participants who have been granted restricted units may elect to have CMLP withhold common units to satisfy minimum statutory tax withholding obligations arising in connection with the vesting of non-vested common units. Any such common units withheld are returned to the 2007 Equity Plan on the applicable vesting dates, which correspond to the times at which income is recognized by the employee. When CMLP withholds these common units, CMLP is required to remit to the appropriate taxing authorities the fair value of the units withheld as of the vesting date. The number of units withheld is determined based on the closing price per common unit as reported on the New York Stock Exchange on such dates. For the year ended December 31, 2012, CMLP withheld 1,405 common units to satisfy employee tax withholding obligations. The withholding of common units by CMLP could be deemed a purchase of the common units. There were no common units withheld to satisfy employee tax withholding obligations for the years ended December 31, 2011 and 2010.

12. TRANSACTIONS WITH RELATED PARTIES

Our affiliates and the affiliates of Crestwood Holdings and its owners are considered our related parties, including Sabine and Mountaineer Keystone, LLC (MK). In addition, under the agreements governing the Crestwood Transaction, Quicksilver is entitled to appoint a director to Crestwood Gas Services’ board of directors until the later of the second anniversary of the closing or such time as Quicksilver generates less than 50% of our consolidated revenue in any fiscal year. As such, Quicksilver, qualifies as a related party.

We enter into transactions with our affiliates within the ordinary course of business and the services are based on the same terms as non-affiliates, including gas gathering and processing services under long-term contracts, product purchases and various operating agreements. Below is a description of our related party agreements:

Omnibus Agreements. We have an omnibus agreement with Crestwood Holdings under which we reimburse Crestwood Holdings for the provision of various general and administrative services for its benefit and for direct expenses incurred by Crestwood Holdings on our behalf. Crestwood Holdings bills us directly for certain general and administrative costs and allocates a portion of its general and administrative costs to us. Prior to the closing of the Crestwood Transaction, employees of Quicksilver provided general and administrative services for our benefit. The allocations from Crestwood Holdings and Quicksilver were based on the estimated level of effort devoted to our operations.

Quicksilver Gas Gathering and Processing Agreements. Quicksilver has agreed to dedicate all of the natural gas produced on properties operated by Quicksilver within the areas served by our Alliance, Cowtown, and Lake Arlington Systems through 2020. These dedications do not obligate Quicksilver to develop the reserves subject to these agreements.

•

Cowtown System. CMLP is party to a gas gathering, processing and compression agreement with Quicksilver. The agreement was amended effective September 1, 2008. Under the agreement, Quicksilver has agreed to pay a fee per million British Thermal units (MMBtu) for gathering, processing and compression of gas on the Cowtown System. The compression fee payable by Quicksilver at a gathering system delivery point shall never be less than our actual cost to perform such compression service. Quicksilver may also pay CMLP a treating fee based on carbon dioxide content at the pipeline entry point. The rates are each subject to an annual inflationary escalation. In addition, we have an agreement with Quicksilver to redeliver gas from the Cowtown Plant to a group of wells located near the facility.

Quicksilver owns certain gathering pipelines connected to the Cowtown System. During 2009, CMLP entered into an agreement with Quicksilver pursuant to which we operated certain of Quicksilver’s gathering pipelines and gather natural gas from Quicksilver and other third-party customers utilizing Quicksilver’s gathering pipelines. Under the agreement, we pay Quicksilver a fee based on the volume of third-party gas gathered through Quicksilver’s pipelines.

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Lake Arlington System. In conjunction with our acquisition of the Lake Arlington System from Quicksilver, Quicksilver assigned its gas gathering agreement to us. Under the terms of the gas gathering agreement, Quicksilver agreed to allow us to gather all of the natural gas produced by wells that it operated and from future wells operated by it within the Lake Arlington area through 2020. Quicksilver’s fee is subject to annual inflationary escalation.

•

Alliance System. In June 2009, CMLP entered into an agreement with Quicksilver by which CMLP waived their right to purchase midstream assets located in northern Tarrant and southern Denton Counties, Texas. The agreement permitted Quicksilver to own and operate the Alliance System and granted us an option to purchase the Alliance System and additional midstream assets located in southern Denton and northern Tarrant Counties, Texas. Under the terms of the agreement, Quicksilver agreed to allow us gather all of the natural gas produced by wells that it operated and future wells operated by it within the Alliance area through 2020 under a fixed gathering rate.

Other Quicksilver Agreements. In addition to the agreements described above, we have other agreements with Quicksilver including a joint operating agreement and an agreement to lease office space. Pursuant to our joint operating agreement, we provide certain services to Quicksilver and Quicksilver provides certain services to us in our joint development areas.

Sabine Gathering Agreement. CMLP has a gathering and processing agreement with Sabine and its affiliates under which Sabine has agreed to dedicate all of the natural gas produced on certain of the properties operated by Sabine within the areas served by our Granite Wash facilities through 2025. These dedications do not obligate Sabine to develop the reserves subject to the agreement. Under the agreement, Sabine has agreed to pay a fee per MMBtu for gathering, processing and compression of natural gas at our Granite Wash facilities. Sabine’s fee is subject to annual inflationary escalation. CMLP also retains a minor portion of the natural gas and NGLs it gathers and processes under the agreement.

Mountaineer Keystone LLC Agreements. In December 2011, CMLP announced the signing of a Memorandum of Understanding (MOU) with MK, to construct a 16 inch natural gas gathering system of approximately 42 miles to serve MK’s Marcellus Shale development program in northeast West Virginia. Under the agreement, MK has agreed to reimburse CMLP for project costs related to the project that CMLP incurs up to a maximum amount of approximately $3 million. CMLP did not receive reimbursements under this agreement for the year ended December 31, 2012.

In addition, CMLP has a gathering agreement with MK under which CMLP will provide gathering services to MK through 2015 utilizing a gathering lateral CMLP is currently constructing. Under the agreement, MK has agree to pay a fixed fee per MMBtu for natural gas gathered under the agreement, which increases each year of the agreement. We did not recognize revenues under this agreement during 2012.

The table below shows overall revenues, expenses and reimbursements from our affiliates (In millions):

	Successor				Predecessor
	Year Ended December 31, 2012	Year Ended December 31, 2011	Period from October 31, 2010 to December 31, 2010		Period from January 1, 2010 to September 30, 2010
Operating revenues	$114	$131	$29		$76
Operating expenses	36	18	5		16
Reimbursements of operating expenses	1	2	—	(1)	—

(1)	Amount was less than $1 million.

Distributions

Prior to Quicksilver’s sale of us to Crestwood Holdings on October 1, 2010, we paid cash distributions to Quicksilver related to the acquisition of the Alliance System assets of approximately $80 million, including the conversion of the Subordinated Note Payable to common units for approximately $50 million.

13. EQUITY AND DISTRIBUTIONS

Noncontrolling Interests. Crestwood Gas Services is the general partner of CMLP and owned a 2.0% general partner interest in CMLP at December 31, 2012. During the years ended December 31, 2012 and 2011, CMLP issued noncontrolling interests, net of issuance costs of approximately $217 million and $206 million.

Issuance of Units. During 2012 and 2011, CMLP completed public offerings of common units, representing limited partner interests. The net proceeds from these offerings were used to reduce indebtedness under CMLP’s Credit Facility and to fund its acquisitions.

In April 2011, CMLP issued Class C units, representing limited partner interests, in a private placement offering. The net proceeds from the April 2011 offering were used to finance a portion of the Frontier Gas Acquisition. On April 1, 2013, the Class C units converted into common units on a one-for-one basis.

The table below presents CMLP’s common unit and Class C unit issuances during 2012 and 2011 (In millions, except units and per unit data):

Issuance Date	Units		Per Unit Gross Price	Per Unit Net Price (1)	Net Proceeds
April 1, 2011	6,243,000	(2)	$24.50	$—	$153
May 4, 2011	1,800,000		$30.65	$29.75	53
January 13, 2012	3,500,000		$30.73	$29.50	103
July 25, 2012	4,600,000	(3)	$26.00	$24.97	115

(1)	Price is net of underwriting discounts.
(2)	Represents Class C units.
(3)	Includes 600,000 units that were issued in August 2012.

In January 2013, CMLP issued 6,190,469 Class D units, representing limited partner interests, to Crestwood Holdings in connection with its acquisition of Crestwood Holdings’ 65% membership interest in CMM. The Class D units are similar in certain respects to CMLP’s existing common units and Class C units, except that CMLP has the option to pay distributions to its Class D unitholders with cash or by issuing additional Paid-In-Kind Class D units based upon the volume weighted-average price of our common units for the 10 trading days immediately preceding the date the distribution is declared. In March 2014, CMLP’s outstanding Class D units will convert to common units.

Distributions. CMLP’s Second Amended and Restated Agreement of Limited Partnership, dated February 19, 2008, as amended (Partnership Agreement), requires that, within 45 days after the end of each quarter, CMLP distributes all of its Available Cash (as defined therein) to unitholders of record on the applicable record date, as determined by its general partner, Crestwood Gas Services. CMLP’s minimum quarterly distribution is $0.30 per unit, to the extent it has sufficient cash flows from operations after the establishment of cash reserve and payment of fees and expenses, including payments to Crestwood Gas Services. There is no guarantee that CMLP will pay the minimum quarterly distribution in any quarter. CMLP is prohibited from making any distributions to unitholders if such distribution would cause an event of default or an event of default exists, under CMLP’s Credit Facility or other agreements governing its long-term debt.

General Partner Interest and Incentive Distribution Rights. CMLP’s general partner, Crestwood Gas Services is entitled to quarterly distributions equal to its general partner interest. As of December 31, 2012, Crestwood Gas Services’ ownership interest in CMLP was approximately 2.0%, represented by 979,614 general partner units. Crestwood Gas Services has the right, but not the obligation, to contribute a proportional amount of capital to CMLP to maintain its current general partner interest. Crestwood Gas Services’ interest in CMLP’s distributions will be reduced if CMLP issues additional units in the future and Crestwood Gas Services does not contribute a proportional amount of capital to CMLP to maintain its general partner interest.

Crestwood Gas Services holds incentive distribution rights in accordance with the Partnership Agreement. These rights pay an increasing percentage, up to a maximum of 50% of the cash CMLP distributes from operating surplus in excess of $0.45 per unit per quarter. The maximum distribution of 50% includes distributions paid to the general partner based on the general partner’s interest and assumes that the general partner maintains its current general partner interest. The maximum distribution of 50% does not include any distributions that the general partner may receive on limited partner units that it owns.

The following table presents distributions for 2012 and 2011 (In millions, except per unit data):

			Distributions Paid
			Limited Partners		General Partner
Payment Date	Attributable to the Quarter Ended	Per Unit Distribution	Cash paid to common(1)	Paid-In- Kind Value to Class C unitholders	Cash paid to General Partner and IDR	Paid-In- Kind Value to Class C unitholders	Total Cash	Total Distribution
2013
February 12, 2013	December 31, 2012	$0.51	$21.0	$3.7	$4.1	$0.6	$25.1	$29.4
2012
November 9, 2012	September 30, 2012	$0.51	$21.0	$3.5	$4.1	$0.6	$25.1	$29.2
August 10, 2012	June 30, 2012	$0.50	$20.6	$3.4	$3.7	$0.5	$24.3	$28.2
May 11, 2012	March 31, 2012	$0.50	$18.2	$3.4	$3.3	$0.5	$21.5	$25.4
February 10, 2012	December 31, 2011	$0.49	$17.9	$3.2	$2.8	$0.5	$20.7	$24.4
2011
November 10, 2011	September 30, 2011	$0.48	$15.8	$3.1	$2.3	$0.4	$18.1	$21.6
August 12, 2011	June 30, 2011	$0.46	$15.2	$2.9	$1.6	$0.2	$16.8	$19.9
May 13, 2011	March 31, 2011	$0.44	$13.7	$2.7	$1.1	$0.2	$14.8	$17.7
February 11, 2011	December 31, 2010	$0.43	$13.4	$—	$0.9	$—	$14.3	$14.3

(1)	Distributions for the year ended December 31, 2012, exclude approximately $12 million paid by CMM to Crestwood Holdings.

CMLP’s Class C units are substantially similar in all respects to its existing common units, representing limited partner interests, except that CMLP has the option to pay distributions to its Class C unitholders with cash or by issuing additional Paid-In-Kind Class C units based upon the volume weighted-average price of the common units for the 10 trading days immediately preceding the date the distribution is declared. CMLP issued 633,084 and 473,731 additional Class C units in lieu of paying in cash quarterly distributions on its Class C units for the years ended December 31, 2012 and 2011. In February 2013, CMLP issued an additional 183,995 Class C units in quarterly distributions. Additionally, on April 1, 2013, CMLP’s outstanding Class C units converted to common units on a one-for-one basis. Quarterly distributions on these converted units will be paid with cash.

In January 2013, CMLP issued 6,190,469 Class D units, representing limited partner interests in CMLP to Crestwood Holdings in connection with CMLP’s acquisition of Crestwood Holdings’ 65% membership interest in CMM. The Class D units are similar in certain respects with CMLP’s existing common units and Class C units, except that CMLP has the option to pay distributions to its Class D unitholders with cash or by issuing additional Paid-In-Kind Class D units based upon the volume weighted-average price of CMLP’s common units for the 10 trading days immediately preceding the date the distribution is declared. In March 2014, the outstanding Class D units will convert to common units.

14. SEGMENT INFORMATION

Our operations include four reportable operating segments. These operating segments reflect the way we internally report the financial information used to make decisions and allocate resources in connection with our operations. We evaluate the performance of our operating segments based on EBITDA, which represents operating income plus, depreciation, amortization and accretion expense.

Our reportable segments reflect the primary geographic areas in which we operate and consist of Barnett, Fayetteville, Granite Wash and Marcellus, all of which are located within the United States. Our reportable segments are engaged in the gathering, processing, treating, compression, transportation and sales of natural gas and delivery of NGLs. Our Other operating segment consists of those operating segments or reporting units that did not meet quantitative reporting thresholds.

As of December 31, 2012, we managed 849 miles of natural gas gathering pipelines and approximately 259,000 hp of compression equipment. One of our customers in the Barnett segment, which is a related party, accounted for 47% and 64% of our total revenues for the years ended December 31, 2012 and 2011, and 93% and 92% of our total revenues for the Successor and Predecessor periods in 2010, respectively. In addition, in our Fayetteville and Marcellus segments, one customer in each respective segment accounted for 11% of our total revenues for the year ended December 31, 2012.

The following table is a reconciliation of Net Income to EBITDA (In thousands):

	Successor			Predecessor
	Year Ended December 31, 2012	Year Ended December 31, 2011	Period from October 1, 2010 to December 31, 2010	Period from January 1, 2010 to September 30, 2010
Net income	$24,456	$42,151	$1,793	$28,533
Add:
Interest and debt expense	35,765	27,617	4,742	8,808
Income tax expense (benefit)	1,206	1,251	(721)	171
Depreciation, amortization and accretion expense	73,174	53,901	10,209	16,696

EBITDA	$134,601	$124,920	$16,023	$54,208

The following tables reflect our segment results as of and for the years ended December 31, 2012, 2011 and 2010 (In thousands):

	Year Ended December 31, 2012
	Barnett (1)	Fayetteville	Granite Wash	Marcellus (2)	Other	Corporate	Total
Operating revenues	$20,396	$27,498	$39,450	$25,502	$12,874	$—	$125,720
Operating revenues—related party	112,637	—	1,106	—	—	—	113,743
Product purchases	125	523	20,543	—	2,662	—	23,853
Product purchases—related party	—	—	15,152	—	—	—	15,152
Operations and maintenance expense	26,881	8,537	2,250	2,491	2,949	—	43,108
General and administrative expense	—	—	—	—	—	29,582	29,582
Gain on contingent consideration	—	—	—	—	—	6,833	6,833

EBITDA	$106,027	$18,438	$2,611	$23,011	$7,263	$(22,749)	$134,601

Goodwill	$257,157	$76,767	$14,211	$—	$4,053	$—	$352,188
Total assets	$1,309,737	$300,593	$80,876	$505,816	$81,862	$22,675	$2,301,559
Capital expenditures	$13,903	$10,954	$4,787	$17,079	$4,797	$1,052	$52,572

(1)	Includes four months of operating income from the Devon Acquisition, from August 24, 2012 to December 31, 2012, subsequent to acquisition.
(2)	Includes nine months of operating income from the Antero Acquisition, from March 26, 2012 to December 31, 2012, subsequent to acquisition.

	Year Ended December 31, 2011
	Barnett	Fayetteville (1)	Granite Wash (1)	Marcellus	Other (2) (3)	Corporate	Total
Operating revenues	$8,859	$20,800	$38,213	$—	$6,723	$—	$74,595
Operating revenues—related party	131,225	—	—	—	—	—	131,225
Product purchases	—	1,302	33,245	—	4,240	—	38,787
Operations and maintenance expense	25,147	8,992	1,499	—	665	—	36,303
General and administrative expense	—	—	—	—	—	24,153	24,153
Gain on contingent consideration	—	—	—	—	—	17,237	17,237
Gain from exchange of property, plant and equipment	—	—	—	—	—	1,106	1,106

EBITDA	$114,937	$10,506	$3,469	$—	$1,818	$(5,810)	$124,920

Goodwill	$257,157	$74,117	$16,861	$—	$—	$—	$348,135
Total assets	$1,258,010	$300,338	$77,313	$—	$85,307	$18,278	$1,739,246
Capital expenditures	$19,999	$17,757	$7,960	$—	$2,041	$648	$48,405

(1)	Includes nine months of operating income for Fayetteville and Granite Wash, from April 1, 2011 to December 31, 2011, subsequent to acquisition.
(2)	Includes approximately eleven months of operating income for Las Animas System, from February 16, 2011 to December 31, 2011, subsequent to acquisition.
(3)	Includes two months of operating income for Sabine System, from November 1, 2011 to December 31, 2011, subsequent to acquisition.

	Successor
	For the Period from October 1, 2010 to December 31, 2010
	Barnett	Fayetteville	Granite Wash	Marcellus	Other	Corporate	Total
Operating revenues	$2,145	$—	$—	$—	$—	$—	$2,145
Operating revenues—related party	29,146	—	—	—	—	—	29,146
Operations and maintenance expense	3,896	—	—	—	—	—	3,896
General and administrative expense	—	—	—	—	—	11,372	11,372

EBITDA	$27,395	$—	$—	$—	$—	$(11,372)	$16,023

Capital expenditures	$16,599	$—	$—	$—	$—	$—	$16,599

	Predecessor
	For the Period from January 1, 2010 to September 30, 2010
	Barnett	Fayetteville	Granite Wash	Marcellus	Other	Corporate	Total
Operating revenues	$6,210	$—	$—	$—	$—	$—	$6,180
Operating revenues—related party	76,089	—	—	—	—	—	76,089
Operations and maintenance expense	21,806	—	—	—	—	—	21,806
General and administrative expense	—	—	—	—	—	6,285	6,285

EBITDA	$60,493	$—	$—	$—	$—	$(6,285)	$54,208

Capital expenditures	$52,470	$—	$—	$—	$—	$—	$52,470

15. SUBSEQUENT EVENTS

Acquisitions. On June 19, 2013, Crestwood Holdings acquired the general partner of Inergy, L.P. (NRGY) and contributed its ownership of Crestwood Gas Services, including Crestwood Gas Services’ incentive distribution rights, to NRGY in exchange for NRGY common units. On June 5, 2013, we distributed all of the common units and Class D units that we owned in CMLP to Crestwood Holdings. On May 5, 2013, CMLP entered into a definitive merger agreement under which it would be merged with a subsidiary of Inergy Midstream, L.P. (NRGM) in a merger in which CMLP’s unitholders would receive 1.07 units of NRGM for each unit of CMLP they own. Additionally, under the merger agreement, CMLP’s unitholders (other than Crestwood Holdings) would receive a one-time approximately $35 million cash payment at closing of the merger transaction, or $1.03 per unit, $25 million of which would be payable by NRGM and approximately $10 million of which would be payable by Crestwood Holdings. The merger is contingent upon the approval of the holders of a majority of the limited partner interests of CMLP and other customary closing conditions.

Class Action Lawsuits. Five putative class action lawsuits challenging the Crestwood-Inergy merger have been filed, four in federal court in the United States District Court for the Southern District of Texas: (i) Abraham Knoll v. Robert G. Phillips, et al. (Case No. 4:13-cv-01528); (ii) Greg Podell v. Crestwood Midstream Partners, LP, et al. (Case No. 4:13-cv-01599); (iii) Johnny Cooper v. Crestwood Midstream Partners LP, et al. (Case No. 4:13-cv-01660); and (iv) Steven Elliot LLC v. Robert G. Phillips, et al. (Case No. 4:13-cv-01763), and one in Delaware Chancery Court, Hawley v. Crestwood Midstream Partners LP, et al. (Case No. 8689-VCL). All of the cases name Crestwood, Crestwood Gas Services GP LLC, Crestwood Holdings LLC, the current and former directors of Crestwood Gas Services GP LLC, Inergy, L.P., Inergy Midstream, L.P., NRGM GP, LLC, and Intrepid Merger Sub, LLC as defendants. All of the suits are brought by a purported holder of common units of Crestwood, both individually and on behalf of a putative class consisting of holders of common units of Crestwood. The lawsuits generally allege, among other things, that the directors of Crestwood Gas Services GP LLC breached their fiduciary duties to holders of common units of Crestwood by agreeing to a transaction with inadequate consideration and unfair terms and pursuant to an inadequate process. The lawsuits further allege that Inergy, L.P., Inergy Midstream, L.P., NRGM GP, LLC, and Intrepid Merger Sub, LLC aided and abetted the Crestwood directors in the alleged breach of their fiduciary duties. The lawsuits seek, in general, (i) injunctive relief enjoining the merger, (ii) in the event the merger is consummated, rescission or an award of rescissory damages, (iii) an award of plaintiffs’ costs, including reasonable attorneys’ and experts’ fees, (iv) the accounting by the defendants to plaintiffs for all damages caused by the defendants, and (v) such further equitable relief as the court deems just and proper. Certain of the actions also assert claims of inadequate disclosure under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, and the Elliot case also names Citigroup Global Markets Inc. as an alleged aider and abettor. The plaintiff in the Hawley action in Delaware filed a motion for expedited proceedings but subsequently withdrew that motion. The plaintiffs in the Knoll, Podell, Cooper, and Steven Elliot LLC actions filed a motion to consolidate these four cases. These lawsuits are at a preliminary stage. Crestwood, Inergy Midstream and the other defendants believe that these lawsuits are without merit and intend to defend against them vigorously.

RKI Exploration and Production (RKI) Agreement. On June 24, 2013, Crestwood Niobrara LLC, a wholly owned subsidiary of CMLP, entered into an agreement with RKI, an affiliate of Crestwood Holdings, to purchase RKI’s 50% interest in a gathering system located in the Powder River Basin Niobrara play for approximately $108 million. This acquisition closed in July 2013, and was funded through CMLP’s contribution of approximately $27 million to Crestwood Niobrara (which was borrowed under the CMLP Credit Facility) and an additional $81 million was obtained through Crestwood Niobrara’s issuance of a preferred interest to a subsidiary of General Electric Capital Corporation and GE Structured Finance, Inc. (collectively, GE EFS).

Crestwood Niobrara will fund 75% of future capital contributions to the gathering system joint venture through additional preferred interest issuances to GE EFS (up to a maximum of $69 million), with the remainder to be funded through CMLP capital contributions to Crestwood Niobrara. CMLP serves as the managing member of Crestwood Niobrara and has the ability to redeem GE EFS’s preferred security in either cash or CMLP common units, subject to certain restrictions.